Exhibit 99.1

July 31, 2012	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Announces Higher Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

TULSA, Okla. – July 31, 2012 – ONEOK, Inc. (NYSE: OKE) today announced second-quarter 2012 earnings of 29 cents per diluted share, compared with 25 cents per diluted share on a split-adjusted basis for the same period last year.  Second-quarter net income attributable to ONEOK was $61.0 million, compared with $55.1 million for the same period in 2011.

Net income attributable to ONEOK for the six-month period ended June 30, 2012, was $183.9 million, or 87 cents per diluted share, compared with $185.3 million, or 85 cents per diluted share on a split-adjusted basis for the same period last year.

ONEOK updated its 2012 net income guidance range to $345 million to $375 million, compared with the previous range of $360 million to $410 million. The updated guidance reflects lower expected earnings in the energy services and natural gas distribution segments, offset partially by higher expected earnings in the ONEOK Partners segment.

“Our ONEOK Partners segment posted strong second-quarter results, benefiting from continued favorable natural gas liquids price differentials, increased natural gas liquids volumes gathered, and higher natural gas volumes gathered and processed, as a result of recently completed growth projects,” said John W. Gibson, ONEOK chairman and chief executive officer.

“Our natural gas distribution segment delivered solid results, while our energy services segment continues to operate in a challenging marketing environment,” Gibson said.

ONEOK’s second-quarter 2012 operating income was $234.1 million, compared with $216.2 million for the second quarter 2011.

Second-quarter 2012 results benefited from solid performance in the ONEOK Partners segment including higher natural gas liquids (NGL) optimization margins resulting from favorable NGL price differentials and increased NGL transportation capacity available for optimization activities, and higher NGL volumes gathered in the natural gas liquids business; and higher natural gas volumes gathered and processed, offset partially by lower natural gas and NGL product prices in the natural gas gathering and processing business.

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

Second-quarter 2012 results for the natural gas distribution segment were slightly higher due primarily to higher rates and surcharge recoveries in Texas and Kansas, offset partially by higher depreciation expense due to increased capital expenditures.

The energy services segment had lower second-quarter 2012 results due primarily to lower transportation and premium-services margins.

Year-to-date 2012 operating income was $560.0 million, compared with $544.5 million for the same period last year.

The increase in year-to-date 2012 results was driven primarily by higher NGL optimization and exchange margins resulting from favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities; higher NGL volumes gathered and fractionated in the natural gas liquids business; and higher natural gas volumes gathered and processed, offset partially by lower natural gas prices and NGL product prices in the ONEOK Partners segment.

These increases were offset by lower margins in the energy services segment due primarily to lower storage and marketing margins, net of hedging activities, including a required $29.9 million reclassification of losses on certain financial contracts and a $10.3 million non-recurring goodwill impairment charge in the first quarter 2012, and lower transportation margins, net of hedging activities.

Operating costs for the second quarter 2012 were $231.3 million, compared with $223.6 million in the same period last year.  Operating costs for the six-month 2012 period were $455.3 million, compared with $445.3 million in the same period last year.  The increases for both the three- and six-month 2012 periods were due primarily to the ONEOK Partners segment’s expanding operations as a result of several internal growth projects that were placed in service and scheduled maintenance costs.

In February 2012, ONEOK sold its retail natural gas marketing business, which was accounted for in the natural gas distribution segment, to Constellation Energy Group, Inc. for $32.9 million, including working capital, and recognized an after-tax gain of $13.5 million.  Financial information for this business is reflected as discontinued operations.

> View earnings tables

SECOND-QUARTER 2012 SUMMARY:

•	Operating income of $234.1 million, compared with $216.2 million in the second quarter 2011;
•	ONEOK Partners segment operating income of $228.1 million, compared with $202.0 million in the second quarter 2011;

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

•	Natural gas distribution segment operating income of $21.7 million, compared with $20.2 million in the second quarter 2011;
•	Energy services segment operating loss of $15.1 million, compared with an operating loss of $5.8 million in the second quarter 2011;
•	ONEOK Partners increasing its 2011 to 2015 internal growth program to a range of approximately $5.7 billion to $6.6 billion by:
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Announcing in July plans to invest approximately $310 million to $345 million between now and the third quarter of 2014 to construct a new 100 million-cubic-feet-per-day (MMcf/d) natural gas processing facility – the Garden Creek II plant – in eastern McKenzie County, N.D., in the Bakken Shale in the Williston Basin, and related infrastructure;

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Announcing in July plans to invest $525 million to $575 million between now and the fourth quarter of 2014 to construct a new 75,000 barrel-per-day (bpd) natural gas liquids fractionator, MB-3, and related infrastructure at Mont Belvieu, Texas;

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Announcing in July plans to invest approximately $100 million between now and the third quarter of 2014 to install additional pump stations on the Bakken NGL Pipeline to increase its capacity to 135,000 bpd from an initial 60,000 bpd;

-	Announcing in July plans to invest approximately $45 million between now and the second quarter of 2014 to install a 40,000 bpd ethane/propane (E/P) splitter at its Mont Belvieu storage facility;
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Announcing in April plans to invest $1.5 billion to $1.8 billion between now and 2015 to build a 1,300-mile crude-oil pipeline – the Bakken Crude Express Pipeline – with the initial capacity to transport 200,000 bpd of light-sweet crude oil from the Bakken Shale in the Williston Basin in North Dakota to the Cushing, Okla., crude-oil market hub;

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Announcing in April plans to invest approximately $340 million to $360 million between now and the first quarter of 2014 to construct a new 200 MMcf/d natural gas processing facility – the Canadian Valley plant – in Canadian County, Okla., and related infrastructure in the Cana-Woodford Shale;

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Announcing in April plans to invest $140 million to $160 million to construct a 270-mile natural gas gathering system and related infrastructure in Divide County, N.D., that will supply the partnership’s previously announced 100 MMcf/d Stateline II natural gas processing facility in western Williams County, N.D;

•
Distributions declared on the company's general partner interest in ONEOK Partners of $53.9 million for the second quarter 2012; distributions declared on the company's limited partner interest in ONEOK Partners of $61.2 million;

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ONEOK announcing in June it entered into a $150 million accelerated share repurchase agreement with Goldman Sachs.  ONEOK received 2.9 million shares in June and expects to receive the remaining shares upon settlement of the repurchase agreement by September 2012;

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

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ONEOK, on a stand-alone basis, ending the quarter with $571.9 million of commercial paper outstanding, $1.7 million in letters of credit, $22.8 million of cash and cash equivalents and $626.4 million available under its $1.2 billion credit facility;

•
ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $353.2 million for 2012, which exceeded capital expenditures and dividends of $271.2 million by $82.0 million;

•	ONEOK completing a two-for-one split of common stock on June 1, 2012, with the distribution of one share for each share outstanding on May 24, 2012;
•	In the natural gas distribution segment, Oklahoma Natural Gas receiving approval in July 2012 for a performance-based rate change to increase base rates by $9.5 million;
•
In the natural gas distribution segment, the Oklahoma Corporation Commission approved a compressed natural gas (CNG) rebate program for Oklahoma residents purchasing qualifying dedicated or bi-fueled CNG vehicles and home fueling stations.  The program will be funded by a 25 cent-per-gallon surcharge at Oklahoma Natural Gas’ public CNG fueling stations;

•
In the natural gas distribution segment, Kansas Gas Service filing in May 2012 a rate change seeking to increase base rates by $32.7 million.  The Kansas Corporation Commission has 240 days to issue an order and is expected to make a final ruling by Jan.14, 2013; and

•	ONEOK declaring a quarterly dividend of 33 cents per share, an increase of 2.5 cents per share, payable on Aug. 15, 2012, to shareholders of record at the close of business Aug. 6, 2012.

BUSINESS-UNIT RESULTS:

ONEOK Partners

ONEOK Partners’ second-quarter 2012 operating income was $228.1 million, compared with $202.0 million in the same period last year.

Second-quarter results reflect:

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A $25.7 million increase in the natural gas gathering and processing business due primarily to volume growth in the Williston Basin from the new Garden Creek plant and increased drilling activity, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, and higher fees, offset partially by lower natural gas volumes gathered in the Powder River Basin as a result of continued production declines and reduced drilling activity;

•
An $18.0 million increase in the natural gas liquids business from higher NGL volumes gathered in the Mid-Continent and Rocky Mountain regions and Texas, higher NGL volumes fractionated in the Mid-Continent region and contract renegotiations for higher fees associated with its NGL exchange-services activities, offset partially by lower

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

volumes fractionated in Texas due to scheduled maintenance in May 2012 at the Mont Belvieu, Texas, fractionation facility;
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A $10.9 million increase in the natural gas liquids business from higher optimization margins, which consisted of a $24.8 million increase from favorable NGL price differentials and additional transportation capacity available for optimization activities resulting from the completed expansions of the Arbuckle and Sterling I pipelines; offset partially by a $13.8 million decrease due primarily to lower NGL product sales and higher NGL inventory held as a result of scheduled maintenance at the Mont Belvieu fractionation facility. The partnership expects to fractionate this NGL inventory and realize margins resulting from the physical-forward sale of this inventory by the end of 2012;

•	A $6.0 million increase due to higher storage margins in the natural gas liquids business as a result of favorable contract renegotiations;
•
A $10.1 million decrease in the natural gas gathering and processing business from lower realized natural gas and NGL product prices, particularly ethane and propane, offset partially by higher condensate prices;

•
An $8.6 million decrease in the natural gas gathering and processing business due primarily to higher compression costs and third-party transportation and processing costs associated with volume growth, primarily in the Williston Basin; and

•	A $2.2 million decrease in the natural gas liquids business due to the impact of operational measurement losses.

For the first six months 2012, the ONEOK Partners segment posted operating income of $484.1 million, compared with $379.6 million in the same period a year earlier.

Six-month 2012 results, compared with the same period last year, reflect:

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A $71.2 million increase in optimization margins in the natural gas liquids business, which consisted of an $84.8 million increase from favorable NGL price differentials and additional fractionation and transportation capacity available for optimization activities resulting from a fractionation services agreement with a third party and the completed expansions of the Arbuckle and Sterling I pipelines; offset partially by a $13.8 million decrease due primarily to lower NGL product sales and higher NGL inventory held as a result of scheduled maintenance at the Mont Belvieu fractionation facility.  The partnership expects to fractionate this NGL inventory and realize margins resulting from the physical-forward sale of this inventory by the end of 2012;

•
A $52.9 million increase in the natural gas gathering and processing business due primarily to volume growth in the Williston Basin from the new Garden Creek plant and increased drilling activity, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, and higher fees, offset partially by lower natural gas volumes gathered in the Powder River Basin as a result of continued production declines and reduced drilling activity;

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

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A $35.8 million increase in the natural gas liquids business from higher NGL volumes gathered and fractionated and favorable contract renegotiations for higher fees associated with its NGL exchange-services activities, offset partially by higher costs associated with NGL volumes fractionated by third parties;

•	An $8.7 million increase in the natural gas liquids business due to higher storage margins as a result of favorable contract renegotiations;
•	A $4.2 million increase in the natural gas liquids business due to the impact of operational measurement losses in the same period last year;
•
A $15.3 million decrease in the natural gas gathering and processing business from lower realized natural gas and NGL product prices, particularly ethane and propane, offset partially by higher condensate prices;

•
A $14.6 million decrease in the natural gas gathering and processing business due primarily to higher compression costs and third-party transportation and processing costs associated with volume growth, primarily in the Williston Basin;

•	A $3.7 million decrease in the natural gas pipelines business primarily from lower realized natural gas prices on its retained fuel position; and
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A $1.9 million decrease in the natural gas liquids business in isomerization margins from lower isomerization volumes, offset partially by wider price differentials between normal butane and iso-butane.

Second-quarter 2012 operating costs were $123.4 million, compared with $113.6 million in the second quarter 2011.  Six-month 2012 operating costs were $239.2 million, compared with $222.3 million in the same period a year earlier.

The increases for both the three- and six-month 2012 periods were due primarily to increased expenses for materials, utilities and outside services associated with scheduled maintenance; and increased employee-related costs associated with the growth of ONEOK Partners’ operations and completed projects in the natural gas gathering and processing and natural gas liquids businesses.

Key Statistics: More detailed information is listed on page 20 of the tables.

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Natural gas gathered was 1,079 billion British thermal units per day (BBtu/d) in the second quarter 2012, up 5 percent compared with the same period last year due to increased drilling activity in the Williston Basin and in western Oklahoma, and the completion of the partnership’s new Garden Creek plant in the Williston Basin; offset partially by continued production declines and reduced drilling activity in the Powder River Basin in Wyoming; and up 3 percent compared with the first quarter 2012;

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Natural gas processed was 823 BBtu/d in the second quarter 2012, up 21 percent compared with the same period last year due to increased drilling activity in the Williston Basin and western Oklahoma, and the completion of the partnership’s new Garden Creek plant in the Williston Basin; and up 7 percent compared with the first quarter 2012;

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

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The realized composite NGL net sales price was $1.01 per gallon in the second quarter 2012, down 7 percent compared with the same period last year; and down 7 percent compared with the first quarter 2012;

•	The realized condensate net sales price was $86.17 per barrel in the second quarter 2012, up 5 percent compared with the same period last year; and down 4 percent compared with the first quarter 2012;
•
The realized residue natural gas net sales price was $3.79 per million British thermal units (MMBtu) in the second quarter 2012, down 34 percent compared with the same period last year; and up 2 percent compared with the first quarter 2012;

•	The realized gross processing spread was $8.03 per MMBtu in the second quarter 2012, down 4 percent compared with the same period last year; and down 7 percent compared with the first quarter 2012;
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Natural gas transportation capacity contracted was 5,236 thousand dekatherms per day in the second quarter 2012, down 1 percent compared with the same period last year; and down 6 percent compared with the first quarter 2012;

•	Natural gas transportation capacity subscribed was 87 percent in the second quarter 2012 compared with 88 percent in the same period last year; and down from 92 percent in the first quarter 2012;
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The average natural gas price in the Mid-Continent region was $2.17 per MMBtu in the second quarter 2012, down 48 percent compared with the same period last year; and down 8 percent compared with the first quarter 2012;

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NGLs fractionated were 529,000 bpd in the second quarter 2012, down 2 percent compared with the same period last year due primarily to scheduled maintenance at the Mont Belvieu fractionation facility in May 2012, offset partially by increased volumes at its Mid-Continent fractionation facilities; and down 10 percent compared with the first quarter 2012. In the second quarter 2011, additional Gulf Coast fractionation capacity became available through the partnership’s 60,000 bpd fractionation-services agreement with a third party;

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NGLs transported on gathering lines were 523,000 bpd in the second quarter 2012, up 21 percent compared with the same period last year due primarily to increased production through existing supply connections in Texas and the Mid-Continent and Rocky Mountain regions, and new supply connections in the Mid-Continent and Rocky Mountain regions; and up 5 percent compared with the first quarter 2012;

•
NGLs transported on distribution lines were 478,000 bpd in the second quarter 2012, up 3 percent compared with the same period last year due primarily to the completion of the Sterling I pipeline expansion project in the fourth quarter of 2011; and down 1 percent compared with the first quarter 2012; and

•
The Conway-to-Mont Belvieu average price differential for ethane in ethane/propane mix, based on Oil Price Information Service (OPIS) pricing, was 23 cents per gallon in the second quarter 2012, compared with 20 cents per gallon in the same period last year; and 24 cents per gallon in the first quarter 2012.

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

Natural Gas Distribution

Prior reporting periods for the natural gas distribution segment have been recast to exclude retail marketing operations that were sold in February 2012. Those operations are now reflected as discontinued operations.

The natural gas distribution segment reported operating income of $21.7 million in the second quarter 2012, compared with $20.2 million in the second quarter 2011.

Second-quarter results reflect higher rates and surcharge recoveries in Texas and Kansas offset by higher depreciation expense from increased capital expenditures, including investments in automated meter-reading devices in Oklahoma.

For the six months 2012, operating income was $120.6 million, compared with $123.3 million in the same period in 2011.

Six-month 2012 results reflect higher depreciation expense from increased capital expenditures, including investments in automated meter-reading devices in Oklahoma; and a decrease in transportation margins in Kansas and Oklahoma due to warmer-than-normal weather in the first quarter 2012 that reduced commercial customer demand that is not subject to weather normalization, offset partially by higher rates and surcharge recoveries in Texas and Kansas.

Second-quarter 2012 operating costs were $103.8 million, compared with $104.5 million in the second quarter 2011.  Six-month 2012 operating costs were $208.7 million, compared with $209.2 million in the same period a year earlier.  The decreases for both the three- and six-month 2012 periods were due primarily to lower share-based compensation costs offset partially by higher outside services, legal expenses and pension costs.

Key Statistics: More detailed information is listed on page 20 of the tables.

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Residential natural gas sales volumes were 9.0 billion cubic feet (Bcf) in the second quarter 2012, down 27 percent compared with the same period last year due to warmer temperatures in the second quarter 2012;

•	Total natural gas volumes sold were 15.3 Bcf in the second quarter 2012, down 12 percent compared with the same period last year due to warmer temperatures in the second quarter 2012;
•	Total natural gas volumes delivered were 61.2 Bcf in the second quarter 2012, down 4 percent compared with the same period last year; and
•	Total natural gas transportation volumes were 45.8 Bcf in the second quarter 2012, down 1 percent compared with the same period last year due to warmer temperatures in the second quarter 2012.

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

Energy Services

The energy services segment reported a second-quarter 2012 operating loss of $15.1 million, compared with an operating loss of $5.8 million in the same period in 2011.

The decrease in second-quarter 2012 operating income, compared with the same period in 2011, reflects:

•	An $8.7 million decrease in transportation margins, net of hedging, primarily due to lower hedge settlements in 2012; and
•	A $2.1 million decrease in premium-services margins due to lower demand fees.

For the first six months 2012, the energy services segment posted an operating loss of $45.8 million, compared with operating income of $42.0 million in the same period a year earlier.

Six-month 2012 results, compared with the same period last year, reflect:

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A $65.4 million decrease in storage and marketing margins due primarily to a $29.9 million decrease related to the continued decline in natural gas prices that resulted in the required reclassification of losses on certain financial contracts in the first quarter 2012 that were used to hedge forecasted purchases of natural gas.  The combination of the cost bases of the forecasted purchases of inventory and the financial contracts exceed the amount expected to be recovered through sales of that inventory, after considering related sales hedges, which required reclassification of the loss from accumulated other comprehensive income (loss) to current period earnings; a $15.1 million decrease primarily due to lower realized seasonal natural gas storage price differentials; a $9.3 million decrease due to unrealized fair value changes on non-qualifying economic hedges; and a $6.2 million decrease primarily to decreased marketing activities;

•	A $13.6 million decrease in transportation margins, net of hedging, primarily due to lower hedge settlements in 2012 and the release of contracted transportation capacity to a third-party; and
•	A $3.2 million decrease in premium-services margins due to lower demand fees.

Additionally, this segment recorded a $10.3 million non-recurring goodwill impairment charge in the first quarter 2012.

Second-quarter 2012 operating costs were $4.6 million, compared with $5.3 million in the second quarter 2011.  Six-month 2012 operating costs were $9.4 million, compared with $13.3 million in the same period a year earlier.  The decreases for both the three- and six-month 2012 periods were due primarily to lower employee-related costs.

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2012	2011	2012	2011
	(Millions of dollars)
Marketing, storage and transportation revenues, gross	$26.7	$39.4	$55.5	$136.7
Storage and transportation costs	37.6	39.6	82.1	81.4
Marketing, storage and transportation, net	(10.9)	(0.2)	(26.6)	55.3
Financial trading, net	0.5	(0.2)	0.7	0.2
Net margin	$(10.4)	$(0.4)	$(25.9)	$55.5

Key Statistics: More detailed information is listed on page 20 of the tables.

•	Total natural gas in storage at June 30, 2012, was 58.6 Bcf, compared with 43.3 Bcf a year earlier;
•	Total natural gas storage capacity under lease at June 30, 2012, was 72.4 Bcf, compared with 72.6 Bcf a year earlier; and
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Total natural gas transportation capacity under lease at June 30, 2012, was 1.1 billion cubic feet per day (Bcf/d), of which 1.0 Bcf/d was contracted under long-term natural gas transportation contracts, compared with 1.2 Bcf/d of total capacity, which included 1.2 Bcf/d of long-term capacity a year earlier.

2012 EARNINGS GUIDANCE UPDATED

ONEOK’s 2012 net income is expected to be in the range of $345 million to $375 million, compared with its previously announced range of $360 million to $410 million.  The updated guidance reflects lower expected earnings in the energy services and natural gas distribution segments offset partially by higher expected earnings in the ONEOK Partners segment.  Additional information is available in the guidance tables on the ONEOK website.

The midpoint of ONEOK’s 2012 operating income guidance decreased to $1.104 billion, compared with its previous guidance midpoint of $1.132 billion. The midpoint for ONEOK’s 2012 net income guidance is $360 million, compared with its previous guidance of $385 million.

The midpoint of the ONEOK Partners segment’s 2012 operating income guidance increased to $948 million, compared with its previous guidance of $910 million.  The updated 2012 guidance reflects higher expected earnings in the natural gas liquids business and lower expected earnings in the natural gas gathering and processing business.

The average unhedged prices assumed for the second half of 2012 at ONEOK Partners are $85.42 per barrel for New York Mercantile Exchange (NYMEX) crude oil, $2.88 per MMBtu for NYMEX natural gas and $0.71 per gallon for composite natural gas liquids.  Previous guidance released on May 23, 2012, assumed $97.75 per barrel for NYMEX crude oil,

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

$3.30 per MMBtu for NYMEX natural gas and $1.20 per gallon for composite natural gas liquids.

Currently, ONEOK Partners estimates that in its natural gas gathering and processing business, a 1-cent-per-gallon change in the composite price of NGLs would change annual net margin by approximately $2.5 million. A $1.00-per-barrel change in the price of crude oil would change annual net margin by approximately $1.3 million.  Also, a 10-cent-per-MMBtu change in the price of natural gas would change annual net margin by approximately $2.3 million.  All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

Additionally, ONEOK Partners estimates that in the natural gas liquids business, the Conway-to-Mont Belvieu OPIS average ethane in ethane/propane mix price differential is expected to be 28 cents for the second half of 2012, compared with its previous full-year 2012 guidance of 32 cents.

The midpoint of the natural gas distribution segment’s 2012 operating income guidance has been updated to $215 million, compared with its previous guidance of $223 million, reflecting lower margins due to warmer than normal weather.

The midpoint of the energy services segment’s 2012 operating income guidance has been updated to a loss of $60 million, compared with its previous guidance of $0 million.  Updated 2012 guidance reflects the $29.9 million required reclassification of losses on certain financial contracts and the $10.3 million non-recurring goodwill impairment charge, both occurring in the first quarter 2012.  This segment also expects lower transportation and premium-services margins in 2012.  Additional information on the energy services segment’s revised guidance is available in the guidance tables on the ONEOK website.

Capital expenditures for 2012 are expected to be approximately $2.3 billion, comprised of approximately $2.0 billion at ONEOK Partners and $304 million on a stand-alone basis.

On a stand-alone basis, the midpoint of ONEOK’s 2012 guidance for cash flow before changes in working capital has been updated to $695 million, compared with its previous guidance of $740 million.  Cash flow before changes in working capital is expected to exceed capital expenditures and dividends by $115 million to $145 million. Additional information is available in the guidance tables on the ONEOK website.

ONEOK’s 2012 earnings guidance also includes projected 2.5-cent-per-quarter increases in unitholder distributions from ONEOK Partners, subject to ONEOK Partners board approval.

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners management will conduct a joint conference call on Wednesday, Aug. 1, 2012, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time).  The call will also be carried live on ONEOK’s and ONEOK Partners’ websites.

To participate in the telephone conference call, dial 800-467-8998, pass code 1491631, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days.  A recording will be available by phone for seven days.  The playback call may be accessed at 888-203-1112, pass code 1491631.

LINK TO EARNINGS TABLES:

http://www.oneok.com/Investor/FinancialInformation/~/media/ONEOK/EarningsTables/OKE-Q2_2012_Earnings_hti39z1.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURE

ONEOK has disclosed in this news release stand-alone cash flow, before changes in working capital, which is a non-GAAP financial measure.  Stand-alone cash flow, before changes in working capital, is used as a measure of the company’s financial performance.  Stand-alone cash flow, before changes in working capital, is defined as net income less the portion attributable to non-controlling interests, adjusted for equity in earnings and distributions received from ONEOK Partners, and ONEOK’s stand-alone depreciation, amortization and impairments, deferred income taxes, and certain other items.

The non-GAAP financial measure described above is useful to investors because the measurement is used as a measurement of financial performance of the company’s fundamental business activities.  ONEOK stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

This non-GAAP financial measure excludes some, but not all, items that affect net income.  Additionally, this calculation may not be comparable with similarly titled measures of other companies.  A reconciliation of stand-alone cash flow, before changes in working capital, to net income is included in the financial tables.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a diversified energy company.  We are the general partner and own 43.4 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, including energy sales and demand for our services and energy prices;
•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the status of deregulation of retail natural gas distribution;
•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired or constructed by us;
•	our ability to make cost-saving changes in operations;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in energy commodity prices;
•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in stock and bond market returns;

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;
•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board (NTSB), the Pipeline and Hazardous Materials Safety Administration (PHMSA), the Environmental Protection Agency (EPA) and the Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the effects of:
- future demand for and prices of natural gas, NGLs and crude oil;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas and crude oil; and
- availability of additional storage capacity;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	adverse labor relations;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;
•	the impact of recently issued and future accounting updates and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the possible loss of natural gas distribution franchises or other adverse effects caused by the actions of municipalities;
•	the impact of uncontracted capacity in our assets being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Item 1A, Risk Factors, in the Annual Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

###

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2012	2011	2012	2011
	(Thousands of dollars, except per share amounts)

Revenues	$2,529,260	$3,444,798	$5,943,860	$7,205,398
Cost of sales and fuel	1,980,298	2,925,965	4,751,311	6,056,688
Net margin	548,962	518,833	1,192,549	1,148,710
Operating expenses
Operations and maintenance	204,126	197,772	397,007	390,531
Depreciation and amortization	84,586	78,793	167,995	158,150
Goodwill impairment	-	-	10,255	-
General taxes	27,137	25,837	58,314	54,759
Total operating expenses	315,849	302,402	633,571	603,440
Gain (loss) on sale of assets	966	(212)	1,023	(722)
Operating income	234,079	216,219	560,001	544,548
Equity earnings from investments	29,169	29,544	63,789	61,636
Allowance for equity funds used during construction	1,849	400	2,824	866
Other income	686	340	6,446	3,692
Other expense	(4,898)	(772)	(3,071)	(3,057)
Interest expense	(71,535)	(75,498)	(147,350)	(154,847)
Income before income taxes	189,350	170,233	482,639	452,838
Income taxes	(40,412)	(35,904)	(114,251)	(120,224)
Income from continuing operations	148,938	134,329	368,388	332,614
Income from discontinued operations, net of tax	-	437	762	1,498
Gain on sale of discontinued operations, net of tax	267	-	13,517	-
Net income	149,205	134,766	382,667	334,112
Less: Net income attributable to noncontrolling interests	88,212	79,624	198,809	148,840
Net income attributable to ONEOK	$60,993	$55,142	$183,858	$185,272

Amounts attributable to ONEOK:
Income from continuing operations	$60,726	$54,705	$169,579	$183,774
Income from discontinued operations	267	437	14,279	1,498
Net income	$60,993	$55,142	$183,858	$185,272

Basic earnings per share:
Income from continuing operations	$0.29	$0.26	$0.82	$0.87
Income from discontinued operations	-	-	0.07	-
Net income	$0.29	$0.26	$0.89	$0.87

Diluted earnings per share:
Income from continuing operations	$0.29	$0.25	$0.80	$0.85
Income from discontinued operations	-	-	0.07	-
Net income	$0.29	$0.25	$0.87	$0.85

Average shares (thousands)
Basic	207,292	210,674	207,454	212,358
Diluted	211,784	216,060	211,818	217,210

Dividends declared per share of common stock	$0.330	$0.260	$0.635	$0.520

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
(Unaudited)	2012	2011
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$114,920	$65,953
Accounts receivable, net	793,842	1,339,933
Gas and natural gas liquids in storage	561,802	549,915
Commodity imbalances	37,716	63,452
Energy marketing and risk management assets	90,335	40,280
Other current assets	208,704	185,143
Assets of discontinued operations	-	74,136
Total current assets	1,807,319	2,318,812

Property, plant and equipment
Property, plant and equipment	11,953,916	11,177,934
Accumulated depreciation and amortization	2,855,863	2,733,601
Net property, plant and equipment	9,098,053	8,444,333

Investments and other assets
Investments in unconsolidated affiliates	1,210,268	1,223,398
Goodwill and intangible assets	1,000,039	1,014,127
Other assets	701,512	695,965
Total investments and other assets	2,911,819	2,933,490
Total assets	$13,817,191	$13,696,635

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
(Unaudited)	2012	2011
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$12,262	$364,391
Notes payable	595,931	841,982
Accounts payable	911,977	1,341,718
Commodity imbalances	201,515	202,206
Energy marketing and risk management liabilities	138,028	137,680
Other current liabilities	396,964	345,383
Liabilities of discontinued operations	-	12,815
Total current liabilities	2,256,677	3,246,175

Long-term debt, excluding current maturities	5,224,623	4,529,551

Deferred credits and other liabilities
Deferred income taxes	1,457,896	1,446,591
Other deferred credits	672,007	674,586
Total deferred credits and other liabilities	2,129,903	2,121,177

Commitments and contingencies

Equity
ONEOK shareholders' equity:
Common stock, $0.01 par value:
authorized 600,000,000 shares; issued 245,811,180 shares and outstanding
205,041,894 shares at June 30, 2012; issued 245,809,848 shares and
outstanding 206,509,960 shares at December 31, 2011	2,458	2,458
Paid-in capital	1,326,204	1,417,185
Accumulated other comprehensive loss	(205,640)	(206,121)
Retained earnings	2,017,460	1,960,374
Treasury stock, at cost: 40,769,286 shares at June 30, 2012, and
39,299,888 shares at December 31, 2011	(1,050,942)	(935,323)
Total ONEOK shareholders' equity	2,089,540	2,238,573

Noncontrolling interests in consolidated subsidiaries	2,116,448	1,561,159

Total equity	4,205,988	3,799,732
Total liabilities and equity	$13,817,191	$13,696,635

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended
	June 30,
(Unaudited)	2012	2011
	(Thousands of dollars)
Operating activities
Net income	$382,667	$334,112
Depreciation and amortization	168,003	158,215
Impairment of goodwill	10,255	-
Gain on sale of discontinued operations	(13,517)	-
Reclassified loss on energy price risk management assets and liabilities	29,861	-
Equity earnings from investments	(63,789)	(61,636)
Distributions received from unconsolidated affiliates	69,490	55,302
Deferred income taxes	111,172	108,504
Share-based compensation expense	16,928	29,615
Allowance for equity funds used during construction	(2,824)	(866)
Loss (gain) on sale of assets	(1,023)	722
Other	(1,308)	(1,013)
Changes in assets and liabilities:
Accounts receivable	541,053	209,112
Gas and natural gas liquids in storage	(11,445)	134,760
Accounts payable	(404,006)	(20,199)
Commodity imbalances, net	25,045	(12,452)
Energy marketing and risk management assets and liabilities	(56,590)	(4,437)
Other assets and liabilities	(147,362)	(54,140)
Cash provided by operating activities	652,610	875,599

Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(780,697)	(523,772)
Proceeds from sale of discontinued operations, net of cash sold	32,008	-
Contributions to unconsolidated affiliates	(7,237)	(1,655)
Distributions received from unconsolidated affiliates	14,705	15,750
Proceeds from sale of assets	1,828	788
Other	942	-
Cash used in investing activities	(738,451)	(508,889)

Financing activities
Borrowing (repayment) of notes payable, net	(246,051)	(30,222)
Issuance of debt, net of discounts	699,657	1,295,450
Long-term debt financing costs	(5,395)	(10,986)
Repayment of debt	(356,173)	(631,316)
Repurchase of common stock	(150,000)	(300,105)
Issuance of common stock	4,591	4,920
Issuance of common units, net of issuance costs	459,680	-
Dividends paid	(126,772)	(111,356)
Distributions to noncontrolling interests	(153,588)	(136,556)
Cash provided by financing activities	125,949	79,829
Change in cash and cash equivalents	40,108	446,539
Change in cash and cash equivalents included in discontinued operations	8,859	(4,701)
Change in cash and cash equivalents from continuing operations	48,967	441,838
Cash and cash equivalents at beginning of period	65,953	30,341
Cash and cash equivalents at end of period	$114,920	$472,179

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2012	2011	2012	2011
	(Millions of dollars, except as noted)
ONEOK Partners
Net margin	$401.5	$359.5	$822.6	$689.1
Operating costs	$123.4	$113.6	$239.2	$222.3
Depreciation and amortization	$51.0	$43.7	$100.3	$86.4
Operating income	$228.1	$202.0	$484.1	$379.6
Capital expenditures	$355.4	$265.3	$636.2	$410.2
Natural gas gathering and processing business (a)
Natural gas gathered (BBtu/d)	1,079	1,026	1,062	1,009
Natural gas processed (BBtu/d) (b)	823	682	796	661
NGL sales (MBbl/d)	57	47	55	45
Residue gas sales (BBtu/d)	385	300	371	287
Realized composite NGL net sales price ($/gallon) (c)	$1.01	$1.09	$1.05	$1.09
Realized condensate net sales price ($/Bbl) (c)	$86.17	$82.43	$87.86	$79.35
Realized residue gas net sales price ($/MMBtu) (c)	$3.79	$5.77	$3.77	$5.95
Realized gross processing spread ($/MMBtu) (c)	$8.03	$8.38	$8.31	$8.36
Natural gas pipelines business (a)
Natural gas transportation capacity contracted (MDth/d)	5,236	5,295	5,394	5,466
Transportation capacity subscribed (e)	87%	88%	89%	90%
Average natural gas price
Mid-Continent region ($/MMBtu)	$2.17	$4.18	$2.27	$4.14
Natural gas liquids business
NGL sales (MBbl/d)	506	482	508	480
NGLs fractionated (MBbl/d) (d)	529	541	557	518
NGLs transported-gathering lines (MBbl/d) (a)	523	432	511	415
NGLs transported-distribution lines (MBbl/d) (a)	478	462	481	462
Conway-to-Mont Belvieu OPIS average price differential
Ethane in Ethane/Propane mix ($/gallon)	$0.23	$0.20	$0.24	$0.17
(a) - For consolidated entities only.
(b) - Includes volumes processed at company-owned and third-party facilities.
(c) - Presented net of the impact of hedging activities and includes equity volumes only.
(d) - Includes volumes fractionated from company-owned and third-party facilities.
(e) - Prior periods have been recast to reflect current estimated capacity.
Natural Gas Distribution
Net margin	$157.5	$159.1	$394.8	$402.9
Operating costs	$103.8	$104.5	$208.7	$209.2
Depreciation and amortization	$32.0	$34.4	$65.5	$70.4
Operating income	$21.7	$20.2	$120.6	$123.3
Capital expenditures	$72.9	$61.9	$131.4	$109.0
Natural gas volumes (Bcf)
Natural gas sales	15.3	17.4	81.0	93.0
Transportation	45.8	46.4	103.4	108.9
Natural gas margins
Net margin on natural gas sales	$130.6	$130.5	$331.6	$334.6
Transportation margin	$18.3	$19.0	$45.3	$48.0
Energy Services
Net margin	$(10.4)	$(0.4)	$(25.9)	$55.5
Operating costs	$4.6	$5.3	$9.4	$13.3
Depreciation and amortization	$0.1	$0.1	$0.2	$0.2
Goodwill impairment	$-	$-	$10.3	$-
Operating income (loss)	$(15.1)	$(5.8)	$(45.8)	$42.0
Natural gas marketed (Bcf)	150	192	368	452
Natural gas gross margin ($/Mcf)	$(0.06)	$-	$(0.06)	$0.13
Physically settled volumes (Bcf)	322	405	739	899
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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended June 30, 2012
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$228	$-	$228
Natural Gas Distribution	22	-	-	22
Energy Services	(15)	-	-	(15)
Other	(1)	-	-	(1)
Operating income	6	228	-	234
Equity in earnings of ONEOK Partners	118	-	(118)	-
Other income (expense)	(1)	28	-	27
Interest expense	(25)	(47)	-	(72)
Income taxes	(37)	(3)	-	(40)
Income from continuing operations	61	206	(118)	149
Income (loss) from discontinued operations, net of tax	-	-	-	-
Net Income	61	206	(118)	149
Less: Net income attributable to noncontrolling interests	-	-	88	88
Net income attributable to ONEOK	$61	$206	$(206)	$61

	Six Months Ended June 30, 2012
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$484	$-	$484
Natural Gas Distribution	121	-	-	121
Energy Services	(46)	-	-	(46)
Other	1	-	-	1
Operating income	76	484	-	560
Equity in earnings of ONEOK Partners	246	-	(246)	-
Other income (expense)	2	68	-	70
Interest expense	(47)	(100)	-	(147)
Income taxes	(107)	(7)	-	(114)
Income from continuing operations	170	445	(246)	369
Income (loss) from discontinued operations, net of tax	14	-	-	14
Net Income	184	445	(246)	383
Less: Net income attributable to noncontrolling interests	-	-	199	199
Net income attributable to ONEOK	$184	$445	$(445)	$184

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended June 30, 2011
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$202	$-	$202
Natural Gas Distribution	20	-	-	20
Energy Services	(6)	-	-	(6)
Other	-	-	-	-
Operating income	14	202	-	216
Equity in earnings of ONEOK Partners	91	-	(91)	-
Other income (expense)	-	30	-	30
Interest expense	(17)	(58)	-	(75)
Income taxes	(33)	(3)	-	(36)
Income from continuing operations	55	171	(91)	135
Income (loss) from discontinued operations, net of tax	-	-	-	-
Net Income	55	171	(91)	135
Less: Net income attributable to noncontrolling interests	-	-	80	80
Net income attributable to ONEOK	$55	$171	$(171)	$55

	Six Months Ended June 30, 2011
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$380	$-	$380
Natural Gas Distribution	123	-	-	123
Energy Services	42	-	-	42
Other	-	-	-	-
Operating income	165	380	-	545
Equity in earnings of ONEOK Partners	173	-	(173)	-
Other income (expense)	(1)	64	-	63
Interest expense	(40)	(115)	-	(155)
Income taxes	(113)	(7)	-	(120)
Income from continuing operations	184	322	(173)	333
Income (loss) from discontinued operations, net of tax	1	-	-	1
Net Income	185	322	(173)	334
Less: Net income attributable to noncontrolling interests	-	-	149	149
Net income attributable to ONEOK	$185	$322	$(322)	$185

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

ONEOK, Inc. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

Six Months Ended
(Unaudited)	June 30, 2012
(Millions of dollars)
Net income	$382.7
Net income attributable to noncontrolling interests	(198.8)
Equity in earnings of ONEOK Partners	(246.7)
Distributions received from ONEOK Partners	198.8
Depreciation, amortization and impairment	78.0
Deferred income taxes	107.4
Gain on sale of discontinued operations	(13.5)
Reclassified loss on energy price risk management assets and liabilities	29.9
Other	15.4
Cash flow, before changes in working capital	$353.2

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

ONEOK, Inc. and Subsidiaries			Exhibit A
EARNINGS GUIDANCE*

	Updated	Previous
	2012	2012
	Guidance	Guidance	Change
	(Millions of dollars)

Operating income
ONEOK Partners	$948	$910	$38
Distribution	215	223	(8)
Energy Services	(60)	-	(60)
Other	1	(1)	2
Operating income	1,104	1,132	(28)
Equity earnings from investments	129	127	2
Other income (expense)	18	16	2
Interest expense	(297)	(305)	8
Income before income taxes	954	970	(16)
Income taxes	(229)	(242)	13
Income from continuing operations	725	728	(3)
Income from discontinued operations, net of tax	14	12	2
Net income	739	740	(1)
Less: Net income attributable to noncontrolling interests	379	355	24
Net income attributable to ONEOK	$360	$385	$(25)

Capital expenditures
ONEOK Partners	$2,045	$1,969	$76
Distribution	272	270	2
Other	32	32	-
Total capital expenditures	$2,349	$2,271	$78

*Amounts shown are midpoints of ranges provided.

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

ONEOK, Inc. and Subsidiaries			Exhibit B
EARNINGS GUIDANCE*

	Updated	Previous
	2012	2012
	Guidance	Guidance	Change
	(Thousands of dollars, except Bcf and MMBtu/d amounts )

Energy Services Financial Profile
Net premium service fees	$45,900	$59,500	$(13,600)
Average storage capacity** (Bcf)	73.2	74.1	(0.9)
Assumed winter/summer spread*** – NYMEX ($/MMBtu)	$0.60	$0.99	$(0.39)
Storage costs (lease, variable, hedging and other) ($/MMBtu)	$1.24	$1.23	$0.01
Net storage margin ($/MMBtu)	$(0.64)	$(0.24)	$(0.40)
Net storage margin	$(46,526)	$(17,740)	$(28,786)
Long-term transportation capacity (Bcf/d)	1.0	1.1	(0.1)
Transportation gross margin ($/MMBtu)	$0.07	$0.09	$(0.02)
Transportation costs ($/MMBtu)	$0.19	$0.18	$0.01
Transportation net margin ($/MMBtu)	$(0.12)	$(0.09)	$(0.03)
Net transportation margin	$(44,114)	$(35,760)	$(8,354)
Optimization	$14,218	$20,000	$(5,782)
Financial trading	$1,152	$-	$1,152
Wholesale margin – subtotal	$(29,370)	$26,000	$(55,370)
Wholesale general and administrative expense	$20,375	$26,000	$5,625
Goodwill impairment	$10,255	$-	$(10,255)
Total Operating Income	$(60,000)	$-	$(60,000)

*Amounts shown are midpoints of ranges provided.
**Annual average of 73.2 Bcf in contracted capacity reduced to 72.4 Bcf by year end.
*** Includes the winter/summer spread and capacity management.

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ONEOK Announces Second-quarter 2012 Financial Results;
Updates 2012 Earnings Guidance

July 31, 2012

ONEOK, Inc. and Subsidiaries			Exhibit C
EARNINGS GUIDANCE*

	Updated	Previous
	2012	2012
	Guidance	Guidance	Change
	(Millions of dollars)

ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital
Net income	$739	$740	$(1)
Net income attributable to noncontrolling interests	(379)	(355)	(24)
Gain on sale of discontinued operations	(13)	-	(13)
Equity in earnings of ONEOK Partners	(503)	(484)	(19)
Distributions received from ONEOK Partners	437	432	5
Depreciation, amortization and impairment	143	134	9
Deferred income taxes	212	234	(22)
Other	59	39	20
Cash flow, before changes in working capital	$695	$740	$(45)

*Amounts shown are midpoints of ranges provided.